ALLIED HEALTHCARE INTERNATIONAL INC.

245 Park Avenue

New York, New York 10167

January 14, 2008

Ms. Sarah Eames

c/o Allied Healthcare International Inc.

245 Park Avenue

New York, New York 10167

Re: Transitional Services Agreement

Dear Ms. Eames:

We write to set forth our agreement with respect to the matters set forth herein.

1. Services as Interim Chief Executive Officer, Deputy Chairman and Executive Vice President.

(a) Effective as of the close of business on January 13, 2008, you shall cease acting as the interim chief executive officer and deputy chairman of the board of directors of Allied Healthcare International Inc. (the “Company”).

(b) Until the close of business on April 16, 2008, you shall continue to serve as the executive vice president of the Company. As of April 17, 2008, you shall no longer be employed by the Company.

2. Services as Director.

(a) Effective as of April 17, 2008, you shall become a non-executive member of the board of directors of the Company. In your role as a non-executive member of the board of directors of the Company, you will be entitled to receive the same $30,000 annual retainer as the other non-executive members of the board of directors of the Company. Such retainer will be paid to you by the Company on a quarterly basis at the same time that it is paid to the other non-executive members of the board of directors.

(b) You shall continue to serve as a director of the Company for so long as you are elected by the shareholders of the Company or until you are removed as a director in accordance with the certificate of incorporation or bylaws of the Company or in accordance with applicable law.

3. Transition Services.

(a) As of April 17, 2008 and continuing until April 16, 2009, you shall provide transition services to the Company’s chief executive officer and any other persons designated by the Company’s chief executive officer, but in no event more than three (3) days in any calendar month. The nature of the transition services to be provided by you will be determined by the Company’s chief executive officer or his designee. If the chief executive officer of the Company or his designee requests that you work more than three (3) days per calendar month, you shall be entitled to receive, in addition to the compensation set forth in paragraph 3(b) of this Agreement, compensation in an amount that is mutually agreed to by you and the Company. You shall provide such transition services as an independent contractor and not as an employee of the Company.

(b) As compensation for providing transition services from April 17, 2008 until April 16, 2009, the Company will pay you the sum of $100,000. Subject to the terms set forth in this Agreement, such payments will be made as follows: $25,000 will be paid on each of August 1, 2008, November 1, 2008, February 1, 2009 and May 1, 2009. You shall be responsible for the payment of all applicable taxes in respect of such amounts.

(c) You hereby agree that nothing in this Agreement is intended to confer upon you the status of an employee of the Company or to entitle you to any of the benefits of an employee of the Company during the period after April 16, 2008, it being understood that during the remainder of the term of your Employment Agreement (as such term is defined below) you shall be an employee of the Company.

(d) The Company shall reimburse you upon presentation of an invoice therefor, for up to $5,000 of legal fees incurred by you in connection with the negotiation of this Agreement and the transition process.

4. Grant of Option. As further compensation for entering into this Agreement, the Company will issue to you an option to purchase 50,000 shares of the Company’s common stock. Such option will be issued on the second business day following the release of the Company’s earnings for the quarter ended December 31, 2007. Such option will have a ten-year term and, subject to the terms set forth in this Agreement, will vest as follows: 25% of the shares exercisable upon exercise of the option will vest on the date of grant and 25% of such shares will vest on each of November 1, 2008, February 1, 2009 and May 1, 2009. Such option will have an exercise price equal to the closing price of the Company’s common stock on the date of grant and will be issued pursuant to the Company’s standard form of stock option agreement for non-executive directors.

5. Non-Disparagement. Upon your execution of this Agreement and continuing until April 16, 2009, you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage, defame or criticize the Company or its products or services or its executive or non-executive personnel or members of the board of directors of the Company to any third party. For purposes of this Agreement, the term “third party” does not include any directors of the Company or its principal shareholders. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from conferring in confidence with your legal representatives or from making truthful statements that are required by applicable law, regulation, or legal process. During the same time period, all those who worked in your group, worked for the Company at your level, or served on the Board of Directors of the Company shall be subject to the same limitations and prohibitions as are imposed upon you in this paragraph.

6. Policy on Coordination of Certain Communications. As of April 17, 2008 and thereafter, as a non-executive director of the board of directors of the Company, you shall be governed by the Policy on Coordination of Certain Communications adopted by the Company on January 7, 2008 for so long as it shall remain in effect.

7. Confidentiality. You agree that you will not make use of or disclose, directly or indirectly, any trade secrets or confidential information of the Company or its direct or indirect subsidiaries (collectively, the “Company Group”), except that you may disclose such information (a) to the extent necessary to perform your obligations under this Agreement or your employment agreement, dated October 16, 2006, with the Company (the “Employment Agreement”) and in furtherance of the best interests of the Company Group; (b) to the extent required by applicable law; or (c) if expressly consented to by the Company. The provisions of this paragraph 7 shall survive the expiration or termination, for any reason, of this Agreement.

8. Non-Competition. You shall comply with the terms of the Deed of Restrictive Covenants, dated ____________ 1999, between you and Transworld Healthcare UK, Limited, the terms of which are incorporated herein by reference. Further, and for the avoidance of doubt, you shall not accept appointment to the board of directors of any entity in competition with the Company or its subsidiaries during the period from April 17, 2008 through April 16, 2009. Noting contained herein shall prevent you from working for or serving on behalf of a new entity located outside the United Kingdom, including but not limited to the United States, even if such entity engages in business or businesses similar to the Company, unless the new entity is an affiliate, subsidiary, or parent of a company that is a competitor of the Company in the United Kingdom.

9. Waivers and Releases; Covenants Not to Commence Proceedings.

(a) To the fullest extent permitted by law, you hereby release the Company and each member of the Company Group and all of its and their employees, agents, officers, directors, shareholders, insurers, attorneys, advisors, representatives, successors and assigns (collectively, the “Allied Released Parties”) from any and all claims, whether known or unknown or whether suspected or unsuspected by you, that you may have against any of the Allied Released Parties as of the date and time that you sign this Agreement; provided, however, that the foregoing shall not release the Company from its obligations under the Employment Agreement with respect to any obligations that arise under the Employment Agreement after the date and time that you sign this Agreement. This waiver and release includes but is not limited to any and all claims related to your employment with the Company; any and all claims for breach of the Employment Agreement (except as set forth in the proviso of the previous sentence) or for breach of any and all other express or implied agreements you entered into with the Company or any member of the Company Group; any and all claims based on civil wrongs (torts) or public policy; any and all claims arising under any local, state, federal or any other country’s laws, statutes, constitutions, or common law. You also hereby waive any and all of such claims you may have against the Allied Released Parties.

(b) To the fullest extent permitted by law, the Company hereby releases you and your heirs, executors, personal representatives, successors and assigns (collectively, the “Executive Released Parties”) from any and all Known Claims (as described below) that the

Company may have against the Executive Released Parties as of the date and time that the Company signs this Agreement; provided, however, that the foregoing shall not release you from any of your obligations under the Employment Agreement that arise under the Employment Agreement after the date and time that the Company signs this Agreement.. This waiver and release includes but is not limited to all Known Claims arising under any and all agreements you entered into with the Company, including the Employment Agreement (except to the extent set forth in the previous sentence), as well as all Known Claims based on civil wrongs (torts), public policy; or any local, state, federal or any other country’s laws, statutes, constitutions, or common law. The Company also waives any and all such Known Claims it may have against the Executive Released Parties. The phrase “Known Claims” in this paragraph 9(b) shall only include any such claims that are based upon specific facts of which the Board of Directors of the Company as a whole, or a committee of the Board, or two or more members of the Board (not including you) has actual knowledge; the phrase does not include claims based on specific facts of which of which the Board of Directors as a whole, or a committee of the Board, or two or more members of the Board is/are unaware or only has constructive knowledge.

(c) To the fullest extent permitted by law, you agree not to commence any proceedings in any court or other tribunal against the Allied Released Parties with regard to any of the claims you have waived and released in paragraph 9(a) of this Agreement. To the fullest extent permitted by law, the Company agrees not to commence any proceedings in any court or other tribunal against the Executive Released Parties with regard to any of the Known Claims it has waived and released in paragraph 9(b) of this Agreement.

10. Breaches of this Agreement. If, in the determination of a majority of the non-executive members of the board of directors then serving on the board of directors, you have failed to comply in any material respect with any of the provisions of this Agreement, (a) the Company shall have no obligation and shall cease making the payments set forth in paragraph 3(b) of this Agreement to you and (b) your vesting in the options set forth in paragraph 4 of this Agreement shall cease. The foregoing is not intended to prohibit the Company from exercising any other rights or remedies that may be available to it in the event that you have failed to comply with the provisions of this Agreement.

11. Inconsistency with Employment Agreement. To the extent that any of the provisions of this Agreement are inconsistent with the provisions of the Employment Agreement, the provisions of this Agreement shall supersede the provisions of the Employment Agreement.

12. Representations and Warranties. You represent and warrant to the Company that you have full legal authority to enter into this Agreement and to perform your obligations hereunder, that you have no obligation to any other person or entity that would affect or conflict with any of your obligations hereunder, and that the complete performance of your obligations hereunder will not violate, result in a breach of, or constitute a default under, any law, regulation, order or decree of any governmental or judicial body or any contract by which you are bound.

13. Notices. Any notice or other communication required or permitted to be given hereunder shall be deemed to have been duly given when personally delivered, or by a nationally recognized overnight courier, next day delivery, or when sent by certified mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Allied Healthcare International Inc.

245 Park Avenue

New York, New York 10167

Attention: Chairman

If to you, at your address as set forth above, with a courtesy copy to

Michael G. Berger, Esq.

Law Offices of Michael G. Berger

250 Park Avenue, 20th Floor

New York, New York 10177

Either party may change its or his address for the purpose of this paragraph by written notice similarly given.

14. Severability. If any clause or provision of this Agreement shall be held to be invalid or unenforceable, such clause or provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

15. Miscellaneous. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon you, your heirs, administrators and legal representatives, but no right or obligation hereunder may be assigned or delegated. No failure or delay by either party in exercising any right, option, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, option, power or privilege. This Agreement can only be changed, waived or terminated only by a writing signed by both you and the Company and shall be governed by the internal laws of the State of New York (without reference to its rules as to conflicts of laws). This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same document.

16. Reference Letter: The Chairman of the Board of Directors of the Company shall provide a written positive reference letter in mutually satisfactory form.

17. COBRA Continuation: You shall be eligible to receive medical insurance continuation through COBRA at your expense, and dental insurance continuation, also at your expense, if that option is available under the existing dental insurance plan.

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If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Jeffrey S. Peris
	Name:	Jeffrey S. Peris
	Title:	Chair - AHCI Compensation Committee Authorized Signatory

ACCEPTED AND AGREED TO AS OF THE DATE SET FORTH ABOVE:
/s/ Sarah L. Eames
Sarah L. Eames